Exhibit 99.1

PRESS RELEASE:	Friday, April 28, 2006
Contact:	Jim Graham, CEO/President, Waccamaw Bank
(910) 641-0044

Waccamaw Bank completes Bank of Heath Springs Acquisition

          Waccamaw Bank announced the acquisition of the Bank of Heath Springs located in Heath Springs, South Carolina has been merged into Waccamaw Bank effective Friday, April 28, 2006.  The Bank of Heath Springs will begin operating as Waccamaw Bank on Monday, May 1, 2006.

          Jim Graham, President and CEO of Waccamaw Bank stated “We have been working diligently to implement a successful and productive transition of the Bank of Heath Springs into the Waccamaw Bankshares’ family.  We look forward to working with our Heath Springs, South Carolina employees and expanding our banking franchise  into the adjacent coastal markets of South Carolina.”

          The Bank of Heath Springs is located in Lancaster County, South Carolina immediately southeast of Mecklenburg County.  Under South Carolina Banking Statutes, interstate branching is not allowed and out-of-state banks can only enter the state with branches after acquiring a South Carolina institution.  This acquisition fulfills that statute and will allow Waccamaw Bank to expand its banking franchise into the fast growing coastal regions of South Carolina.  The bank presently has eight offices located in Columbus, Brunswick, New Hanover and Bladen counties in North Carolina.

          Waccamaw Bankshares recently announced earlier this month record first quarter 2006 earnings of $845,611, an increase of 29% over the same period of 2005.  Waccamaw Bankshares’ headquarters is located in Whiteville with other offices in Wilmington, Shallotte, Southport, Holden Beach, Chadbourn, Tabor City, and Elizabethtown, North Carolina. Waccamaw Bank is the primary operating subsidiary of Waccamaw Bankshares.  In addition to banking operations, other related services provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ small capital market and trades under the symbol WBNK.   Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.